UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported):   August 24, 2005

Emerson Electric Co.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-278	43-0259330

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri	63136

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:

(314) 553-2000

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure.

        The following information is furnished pursuant to Regulation FD.

Emerson GAAP Underlying Orders – 3 Month Summary
(Percent change. Trailing 3-month average versus prior year.)

	May '05	June '05	July '05
Process Management	+10 to +15	>20+	+10 to +15
Industrial Automation	+10	+10 to +15	+5 to +10
Network Power	+10 to +15	+5 to +10	+10
Climate Technologies	-10 to -15	-15	-5 to -10
Appliance and Tools	0 to +5	0 to +5	0 to +5
Total Emerson	+5	+5 to +10	+5

July 2005 Order Comments:

Orders reflected continued strength from Process Management and Network Power. Industrial Automation orders remained solid while Climate Technologies improved after better results in July. Unfavorable currency exchange rates reduced orders by approximately 1 percentage point. The currency impact turned negative for the three months ended in July as the U.S. dollar continued to strengthen, especially relative to the Euro.

Process Management order levels remained strong in North America, Asia, and Latin America. The orders continued to be driven by strength across most end markets with particular strength from oil and gas and power.

Orders for Industrial Automation reflected solid capital spending and industrial demand in North America driven by the power generating alternator and the electrical distribution businesses.

Network Power orders continued to see strength from the power systems and the inbound power businesses offset by softness in the embedded power and connectivity businesses.

Orders for Climate Technologies remained negative against tough comparisons and weak global demand. The average orders did improve from June, mainly as a result of strong July orders in United States residential air conditioning markets.

Appliance and Tools segment orders were led by strength in the storage business offset by some weakness in the motors and appliance component businesses.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: August 24, 2005	By:	/s/ H.M. Smith
H. M. Smith Assistant General Counsel and Assistant Secretary

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